Exhibit 16.1

	175 Broadhollow Road, Suite 250 Melville, NY 11747 516.228.9000 516.228.9122 (fax) cpa@rem-co.com	1375 Broadway, 15th Floor New York, New York 10018 212.944.4433 212.944.5404 (fax)
CERTIFIED PUBLIC ACCOUNTANTS & ADVISORS	Offices in New York City, Long Island & New Jersey

October 8, 2020

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the section under the heading “Changes in Registrant’s Certifying Accountant” included in the Form 8-K of Augmedix, Inc. to be filed on or about October 9, 2020 and agree with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Respectfully submitted,

/s/ Raich Ende Malter & Co. LLP

Melville, New York